Exhibit 4.3

EXECUTION VERSION

CREDIT AGREEMENT

dated as of January 15, 2010

among

THE NASDAQ OMX GROUP, INC.,

as Borrower,

The Lenders Party Hereto

and

BANK OF AMERICA, N.A.,

as Administrative Agent,

Swingline Lender and Issuing Bank

NORDEA BANK AB (publ.)

and

SKANDINAVISKA ENSKILDA BANKEN AB (publ.),

as Nordic Lead Arrangers and Joint Bookrunning Managers,

and

BANC OF AMERICA SECURITIES LLC

And

J.P. MORGAN SECURITIES INC.

as U.S. Lead Arrangers and Joint Bookrunning Managers

JPMORGAN CHASE BANK, N.A.,

NORDEA BANK AB (publ.)

and

SKANDINAVISKA ENSKILDA BANKEN AB (publ.),

as Documentation Agents

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

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-ii-

SCHEDULES:

Schedule 1.01	– Mandatory Costs
Schedule 1.04	– Investment Policy
Schedule 2.01	– Commitments
Schedule 3.06	– Disclosed Matters
Schedule 3.12	– Subsidiaries
Schedule 6.02	– Existing Liens
Schedule 6.04	– Existing Investments
Schedule 6.07	Agreements with Affiliates

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Schedule 9.01	– Administrative Agent’s Office

EXHIBITS:

Exhibit A	– Form of Assignment and Assumption
Exhibit B-1	– Form of Borrowing Request
Exhibit B-2	– Form of Swingline Loan Notice
Exhibit C	– Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit D	– Form of United States Tax Compliance Certificate

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Exhibit 4.3

CREDIT AGREEMENT dated as of January 15, 2010 (this “Credit Agreement” or this “Agreement”), among THE NASDAQ OMX GROUP, INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto, and BANK OF AMERICA, N.A., as Administrative Agent, Swingline Lender and Issuing Bank.

The Borrower has requested that (a) the Tranche A Lenders extend credit in the form of Tranche A Term Loans on the Closing Date in an aggregate principal amount not in excess of $350,000,000, (b) the Tranche X Lenders extend credit in the form of Tranche X Term Loans on the Closing Date in an aggregate principal amount not in excess of $350,000,000 and (c) the Revolving Lenders extend credit in the form of Revolving Loans, the Swingline Lender extend credit in the form of Swingline Loans and the Issuing Bank issue Letters of Credit, in each case at any time and from time to time during the Revolving Availability Period such that the aggregate Revolving Exposures will not exceed $250,000,000 at any time. In addition, the Borrower may request that the Lenders or prospective Additional Lenders agree to provide Incremental Revolving Commitments pursuant to Section 2.18 from time to time on or after the Closing Date in an aggregate amount not to exceed $250,000,000.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower, on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

“ABR Gross-Up Amount” means, with respect to any Non-ABR Lender’s ABR Term Loan for any day on which such ABR Term Loan is outstanding, the lesser of:

(a) the actual amount (as determined in good faith by the applicable Lender and set forth in a reasonably detailed certificate delivered to the Borrower) by which (i) the Lender’s cost of funding such Lender’s ABR Term Loan for such day exceeded (ii) the Base Rate for such day minus 1.00% per annum; and

(b) the amount by which (i) the Eurocurrency Rate for an interest period of one day commencing on such date (or, if such day is not a Business Day, the preceding Business Day) exceeded (ii) the Base Rate for such day minus 1.00% per annum.

“Acceptable Bank” means (i) a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A2 or higher by S&P, F2 or higher by Fitch Ratings Ltd or P2 or higher by Moody’s or a comparable rating from an internationally recognized credit rating agency or (ii) any other bank or financial institution approved by the Administrative Agent.

“Acquisition” means any acquisition by the Borrower or a Subsidiary (and including any Investments by the Borrower or any Subsidiary in any other Subsidiary for purposes of financing such acquisition) of (i) a majority of the outstanding Equity Interests in, or all or substantially all the assets of, or the assets constituting a division or line of business of, a Person or (ii) any asset of another Person constituting a business unit of such other Person.

“Act” has the meaning set forth in Section 9.14.

“Additional Lenders” has the meaning assigned to such term in Section 2.18(b).

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly, or indirectly through one or more intermediaries, owns 5% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.

“Agent Parties” has the meaning set forth in Section 9.01.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term by Section 9.16.

“Alternative Currency” means each of Euro, Sterling, Norwegian Kroner, Swedish Kronor and each other currency (other than Dollars) that is approved in accordance with Section 1.07.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means $75.0 million.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage, rounded to the ninth decimal place, of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Revolving Loans, LC Exposures and Swingline Exposures that occur after such termination or expiration.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Rating	Facility Fee	Applicable Margin for Eurocurrency Loans under the Term Loan Facilities	Applicable Margin for Eurocurrency Loans under the Revolving Credit Facilities and Letter of Credit Fees	Applicable Margin for ABR Loans under the Term Loan Facilities	Applicable Margin for ABR Loans under the Revolving Credit Facilities
1	≥ BBB+ / Baa1	0.35%	1.75%	1.40%	0.75%	0.40%
2	BBB / Baa2	0.40%	2.00%	1.60%	1.00%	0.60%
3	BBB- / Baa3	0.50%	2.25%	1.75%	1.25%	0.75%
4	Either rating < BBB- / Baa3	0.625%	2.75%	2.125%	1.75%	1.125%
5	Both ratings < BBB- / Baa3	0.75%	3.25%	2.50%	2.25%	1.50%

Initially, the Applicable Rate shall be determined based upon Pricing Level 2. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Requirements” means any Requirement of Law or any request by any Governmental Authority or any minimum capital requirements imposed by any Governmental Authority applicable to any Regulated Subsidiary.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arrangers” means the U.S. Lead Arrangers and the Nordic Lead Arrangers.

“Asset Sale” has the meaning assigned to such term in Section 6.05.

“Assignee Group” means one or more Approved Funds that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Auto-Renewal Letter of Credit” has the meaning set forth in Section 2.05(a)(viii).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus  1/2 of 1%, (b) the 30 day BBA LIBOR (as defined in the definition of Eurocurrency Rate) plus 1% and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 which, if in writing, shall be in the form of Exhibit B-1.

“Broker Dealer Subsidiary” means any Subsidiary that is registered as a broker dealer pursuant to Section 15 of the Exchange Act (as in effect from time to time) or that is regulated as a broker dealer or underwriter under any foreign securities law.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws, rules, regulations, ordinances, codes or administrative or judicial authorities of, or in fact are closed in, New York City or the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral” has the meaning set forth in Section 2.05(e).

“Cash Collateralize” has the meaning set forth in Section 2.05(e).

“Change in Control” means:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act, and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing either (x) more than 35% of the aggregate ordinary voting power (it being understood that to the extent that Equity Interests held by any such Person or group are disregarded for ordinary voting purposes pursuant to the terms of the Borrower’s Organizational Documents, such

Equity Interests shall not be included for purposes of determining whether the threshold set forth in this subclause (x) has been met) or (y) more than 50% of the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower, or

(b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who are not Continuing Directors; or

(c) the occurrence of a “Change in Control” (or similar event, however denominated), as defined in any indenture or agreement in respect of Material Indebtedness of the Borrower or any Subsidiary.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning set forth in Section 9.13.

“Class,” (a) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Tranche X Term Loans or Swingline Loans, (b) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche A Term Commitment, Tranche X Commitment or Swingline Commitment, and (c) when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.

“CLO” has the meaning assigned to such term in Section 9.04(b).

“Closing Date” means the first Business Day on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02) and Loans are made hereunder.

“Closing Fee” has the meaning assigned to such term in Section 2.10(d).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means (a) with respect to any Lender, such Lender’s Revolving Commitment, Tranche A Commitment or Tranche X Commitment and (b) with respect to the Swingline Lender, its Swingline Commitment.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, and (iii) any break funding payment made pursuant to Section 2.14.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) any non-recurring non-cash charges for such period, (v) non-recurring charges incurred during such period in respect of restructurings, headcount reductions or other similar actions, including severance charges in respect of employee terminations, in an amount not to exceed $45.0 million for all periods during the term of this Agreement and $15.0 million during any one fiscal year of the Borrower, (vi) non-cash expenses resulting from the grant of stock options or other equity-related incentives to any director, officer or employee of the Borrower or any Subsidiary pursuant to a written plan or agreement approved by the board of directors of the Borrower, (vii) non-cash charges attributable to impairment of goodwill or other intangible assets or impairment of long-lived assets, (viii) the aggregate amount of all deferred financing fees and expenses incurred during such period in connection with the Transactions, all non-recurring fees and expenses (excluding interest charges) paid during such period in connection with the Transactions (including, without limitation, fees and expenses incurred in connection with the issuance or extinguishment of debt incurred in connection with the Transaction) and related fees and expenses paid to advisors (but excluding integration and restructuring charges incurred or paid in connection with the Transactions), (ix) all non-cash expenses or charges (to the extent not included in (viii) above) incurred during such period in connection with the Transactions, (x) integration and restructuring expenses and charges incurred during such period in connection with Acquisitions consummated prior to the Closing Date in an aggregate amount not to exceed (i) for the period from April 1, 2009 until December 31, 2009, $75,000,000 and (ii) since January 1, 2010, $75,000,000, in each case set forth in reasonable detail and certified by a Financial Officer of the Borrower and (xi) any costs, fees and expenses incurred in connection with any actual or proposed Acquisition, merger, any acquisition, joint venture, issuance of Equity Interests, issuance or prepayments of Indebtedness, disposition or Investment permitted herein, in each case whether or not consummated, and minus (b) without duplication and (except in the case of clause (i) to the extent included in determining such Consolidated Net Income), the sum of (i) any cash disbursements during such period that relate to non-cash charges or losses added to Consolidated Net Income pursuant to clause (a)(iv) or (a)(vi) of this definition in any prior period, (ii) any extraordinary gains for such period, (iii) any non-cash gains for such period that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges, (iv) any income relating to defined benefits pension or post-retirement benefit plans and (v) all gains during such period resulting from the sale or disposition of any asset of the Borrower or any Subsidiary outside the ordinary course of business, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded (a) the income of any Subsidiary (other than any Regulated Subsidiary) to the extent that the declaration or payment of dividends or other distributions by such Subsidiary of that income is not at the time permitted by any of its Organizational Documents, a Requirement of Law or any agreement or instrument applicable to such Subsidiary, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary (unless the income of such Subsidiary in receipt of such cash dividend or other cash distribution would be excluded from Consolidated Net Income pursuant to this definition) during such period, (b) the income of any Regulated Subsidiary (i) to the extent that the declaration or payment of dividends or other distributions by such Regulated Subsidiary of that income is not at the time permitted by any of its Organizational Documents or any agreement or instrument applicable to such Regulated Subsidiary (other than any agreement or instrument with such Regulated Subsidiary’s applicable Governmental Authorities) and (ii) other than to the extent that such Regulated Subsidiary reasonably believes, in good faith, that such income could be distributed, declared and paid as a dividend or similar distribution without causing such Regulated Subsidiary’s capital, share capital or equity, as applicable, to be at or below the highest level at which dividends by such Regulated Subsidiary may be restricted, other activities undertaken by such Regulated Subsidiary may be limited or other regulatory actions with respect to such Regulated Subsidiary may be taken, in each case by applicable Governmental Authorities based upon such capital, share capital or equity, as applicable (but for the avoidance of doubt, cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary (unless the income of such Subsidiary in receipt of such cash dividend or other cash distribution would be excluded from Consolidated Net Income pursuant to this definition) by such Regulated Subsidiary during such period shall be included in Consolidated Net Income for such period), (c) the income of any Person (other than the Borrower or any Subsidiary) in which the Borrower or any Subsidiary owns an Equity Interest, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary (unless the income of such Subsidiary would be excluded from Consolidated Net Income pursuant to this proviso) during such period and (d) the income of any non-Wholly-Owned Subsidiary (whether or not consolidated for financial reporting purposes with the Borrower) attributable to minority equity interests in such Subsidiary held by Persons other than the Borrower and its Wholly-Owned Subsidiaries. For purposes of calculating a Regulated Subsidiary’s capital, share capital and/or equity at any time pursuant to clause (b)(ii) of this definition, as applicable, receivables that are less than 30 days old at such time and are reasonably expected to be collected shall be deemed to be cash in an amount equal to 80% of the balance sheet value of such receivables.

“Continuing Director” means (a) any member of the Board of Directors of the Borrower who was a member of the Board of Directors of the Borrower on the date of this Agreement and (b) any individual who becomes a member of the Board of Directors of the Borrower after the date of this Agreement if such individual was appointed, elected or nominated for election to the Board of Directors of the Borrower with the affirmative vote of at least a majority of the directors then still in office.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost of Funds Rate” means, as of any day, the rate of interest determined by the Administrative Agent to be representative of its or the applicable Lenders’ cost of funds, as applicable, to extend or maintain credit under this Agreement on such day.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply; (c) if the Company has only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Company does not have any Debt Rating, Pricing Level 5 shall apply.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Revolving Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default,” as determined by the Administrative Agent.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interests” means Equity Interests that (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is 91 days after the Maturity Date (other than upon payment in full of the Obligations, reduction of the LC Exposure to zero and termination of the Commitments or upon a “change in control,” provided that any payment required pursuant to a “change in control” is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent and such requirement is not applicable in more circumstances than pursuant to the change of control provisions in the Senior Notes Documents), or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests.

“Documentation Agents” means JPMorgan Chase Bank, N.A., Nordea Bank AB (publ.) and Skandinaviska Enskilda Banken AB (publ.), each in its capacity as a documentation agent for the Facilities.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” or “$” refers to lawful money of the United States of America.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the generation, management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Equivalents” means all securities convertible into or exchangeable for Equity Interests, and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.

“Equity Interests” means shares, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason (as provided in Section 2.19), then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined as the average of the Quoted Rates supplied to the Administrative Agent by the Reference Banks in accordance with Section 2.19.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange and Clearing Operations” means the business relating to exchange and clearing, depository and settlement operations conducted by any Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any U.S. federal withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.15(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(e).

“Existing Credit Agreement” means the Credit Agreement, dated February 27, 2008, as amended, among the Borrower, Bank of America as administrative agent, collateral agent, swingline lender and issuing bank, and the other lenders party thereto.

“Facilities” means the credit and loan facilities provided for in this Agreement.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means (a) the amended and restated letter agreement, dated as of January 12, 2010, by and among the Borrower and the Administrative Agent and (b) the amended and restated fee letter, dated as of January 12, 2010 by and among the Borrower and Bank of America, JPMorgan Chase Bank, N.A. and the U.S. Lead Arrangers.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Funded Indebtedness” means, with respect to any Person;

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business);

(d) all Funded Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Funded Indebtedness secured thereby has been assumed;

(e) all Guarantees by such Person of Funded Indebtedness of others;

(f) all Capital Lease Obligations of such Person; and

(g) all drafts drawn (to the extent unreimbursed) under any letter of credit, letter of guaranty or bankers’ acceptance for the account of such Person.

Notwithstanding any other provision of this Agreement to the contrary, (i) the term “Funded Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in any Acquisition may become entitled and (ii) the amount of Consolidated Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount or the fair market value of such identified asset as determined by such Person in good faith. For the avoidance of doubt, Qualified Equity Interests shall not be deemed Funded Indebtedness.

“GAAP” means generally accepted accounting principles in the United States of America; provided that the Borrower may make a one-time election to switch to IFRS, if permitted to do so by the SEC in the Borrower’s filings with the SEC, and following such election and the notification in writing to the Administrative Agent by the Borrower thereof, “GAAP” shall mean IFRS. After such election, the Borrower cannot subsequently elect to report under generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances, materials or wastes and all hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.05(a)(x).

“IFRS” means the International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board, as in effect from time to time.

“Incremental Facility Amendment” means an amendment pursuant to Section 2.18 creating Incremental Revolving Commitments.

“Incremental Facility Closing Date” has the meaning assigned to such term in Section 2.18(b).

“Incremental Revolving Commitments” has the meaning assigned to such term in Section 2.18(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in connection with any Acquisition, the term “Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in such Acquisition may become entitled. For the avoidance of doubt, Qualified Equity Interests shall not be deemed Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.12.

“Interest Coverage Ratio” means, on any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most-recently ended prior to such date for which financial statements have been or were required to be delivered pursuant to clause (a) or (b) of Section 5.01).

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date of such Loan and (b) with respect to any Eurocurrency Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each Business Day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date of such Loan.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree in writing to make an interest period of such duration available), as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period for any Borrowing shall extend past the Maturity Date for the Loans included in such Borrowing. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” has the meaning set forth in Section 6.04.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower (or any Subsidiary) or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Bank of America, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity approved by the Borrower and the Administrative Agent. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunning Managers” means Banc of America Securities LLC, J.P. Morgan Securities Inc., Nordea Bank AB (publ.) and Skandinaviska Enskilda Banken AB (publ.), in their capacities as joint bookrunning managers.

“Judgment Currency” has the meaning assigned to such term by Section 9.16.

“LC Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any LC Borrowing in accordance with its Applicable Percentage.

“LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the Borrower on the date when made or refinanced as a Revolving Loan. All LC Borrowings shall be denominated in Dollars.

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Outstanding Amount of all outstanding Letters of Credit at such time and (b) the aggregate Outstanding Amount of all LC Borrowings at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Lender Default” means (i) the refusal (which may be given verbally or in writing) which has not been retracted or failure of any Lender to (x) make available its portion of any incurrence of Revolving Loans pursuant to Section 2.01, (y) fund any participation in a Swingline Loan pursuant to Section 2.04(c) or (z) make available any required LC Advance in accordance with Section 2.05(a), which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute; or (iii) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” mean, with respect to any Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debtor relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interest in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 9.04 or pursuant to an Incremental Facility Amendment, other than any such Person that ceases to be a party hereto pursuant to Section 9.04. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Leverage Ratio” means as of any date, the ratio of (a) Total Indebtedness as of such date minus the lesser of (i) cash and cash equivalents (determined in accordance with GAAP) of the Borrower and the Subsidiaries, other than cash and cash equivalents not readily available for use by the Borrower in its discretion (including customer-segregated cash and cash equivalents and cash and cash equivalents required by applicable law or regulatory requirement to be maintained as such by the Borrower or any Subsidiary), and (ii) $150,000,000, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, each Issuer Document, any Incremental Facility Amendment and, solely for purposes of clause (e) of Article VII, the Fee Letter.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under any Loan Document or (c) the rights of or remedies available to the Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, at any date of determination, each of the Borrower’s Subsidiaries (i) which the Borrower has elected to treat as a Material Subsidiary or (ii) (a) whose total assets (on a consolidated basis with its subsidiaries) at the last day of the relevant fiscal year (individually or in the aggregate) were equal to or greater than 5.0% of the consolidated total assets of the Borrower and the Subsidiaries at such date or (b) whose revenues (on a consolidated basis with its subsidiaries) for the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 5.01(a) (individually or in the aggregate) are equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Subsidiaries for such fiscal year; provided that at no time shall the total consolidated assets or total consolidated revenues of all Subsidiaries that are not Material Subsidiaries in reliance on clause (ii) above exceed, at such time, 5.0% of the consolidated total assets or 5.0% of the consolidated total revenues, respectively, of the Borrower and its Subsidiaries and if either such aggregate threshold is exceeded then the Borrower shall designate a sufficient number of Subsidiaries which would not constitute Material Subsidiaries under clause (ii) above as Material Subsidiaries such that neither such aggregate threshold is exceeded. For the avoidance of doubt, for purposes of determining whether any Subsidiary is a Material Subsidiary for purposes of clauses (f), (g), (h), (i), (j) or (k) of Article VII (each, a “Specified Exception”), all Subsidiaries as to which the Borrower has previously relied on a Specified Exception shall be aggregated (based on the calculation of the amounts set forth in clause (ii) of the preceding sentence as of the time such Specified Exception was relied on with respect to each such Subsidiary) for purposes of determining whether a Subsidiary is a Material Subsidiary for purposes of such Specified Exception (e.g., if on March 1, 2009, a Subsidiary which accounted for 3.0% of the Borrower’s consolidated assets as of December 31, 2008 and 3.0% of the Borrower’s consolidated revenues for the year ended December 31, 2008 becomes subject to a proceeding described in clause (h) of Article VII, then for purposes of determining whether a second Subsidiary is a “Material Subsidiary” for purposes of Article VII on March 1, 2010, if such second Subsidiary accounted for 2% of the Borrower’s consolidated assets as of December 31, 2009 and 2% of the Borrower’s consolidated revenues for the year ended December 31, 2009, such second Subsidiary would not be a “Material Subsidiary” for purposes of Article VII but if such second Subsidiary accounted for 2.5% of the Borrower’s consolidated assets as of December 31, 2009 and 2.5% of the Borrower’s consolidated revenues for the year ended December 31, 2009, then such second Subsidiary would constitute a “Material Subsidiary” for purposes of Article VII).

“Maturity Date” means January 15, 2013.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments, but only as and when received), (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all customary fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer), provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction. Without limiting the generality of the foregoing, proceeds received in any Prepayment Event with respect to any Regulated Subsidiary shall not constitute Net Proceeds if and to the extent that at the time the related prepayment of Loans pursuant to Section 2.09 would be required to be made by the Borrower in good faith believes that the distribution of such proceeds to the Borrower would result in the capital of such Regulated Subsidiary being below the minimum capital requirement set forth by an applicable Governmental Authority for such Regulated Subsidiary.

“Non-ABR Lender” means any Lender that does not extend credit based on a U.S. “prime rate” or Federal Funds Rate in the ordinary course of its business.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Nonrenewal Notice Date” has the meaning set forth in Section 2.05(b)(ii).

“Nordic Lead Arrangers” means Nordea Bank AB and Skandinaviska Enskilda Banken AB, in their capacity as Nordic lead arrangers.

“Norwegian Kroner” means the lawful currency of the Kingdom of Norway.

“Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans under the Credit Agreement paid equally and ratably, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, in each case, free and clear and without deduction for any Indemnified Taxes or Other Taxes, (ii) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest and fees thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower to the Administrative Agent or any of the Lenders under the Credit Agreement and each of the other Loan Documents, paid equally and ratably, including obligations to pay fees (including participation and commitment fees), expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents.

“OMX” means OMX AB (publ), a public limited liability company, registered with the Swedish Companies Registration Office with corporate identity number 556243-8001.

“OMX Group” means OMX and its Subsidiaries.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Outstanding Amount” means (i) with respect to Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; and (ii) with respect to any Letter of Credit or LC Disbursement on any date, the Dollar Equivalent of the aggregate outstanding amount of such Letter of Credit or LC Disbursement on such date after giving effect to any issuance or amendment of any Letter of Credit occurring on such date, any drawing under any Letter of Credit occurring on such date and any other changes in the aggregate amount of the LC Exposure as of such date, including as a result of any reimbursements by the Borrower of LC Disbursements.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Bank, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, pension liabilities, unemployment insurance and other social security laws or regulations or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Liens arising from Permitted Investments described in clause (h) of the definition of the term “Permitted Investments”;

(h) Liens arising in connection with ordinary course non-speculative hedging arrangements and bankers’ Liens granted in the ordinary course of business relating to the operation of bank accounts maintained by the Borrower or its Subsidiaries or as part of letter of credit transactions and Liens granted in customary escrow arrangements on sales and acquisitions permitted by this Agreement;

(i) any netting or setoff arrangement entered into by the Borrower or any of its Subsidiaries in the ordinary course of its banking arrangements or in connection with the cash pooling activities of the Borrower and its Subsidiaries entered into in the ordinary course of business;

(j) customary Liens over goods, inventory or documents of title where the shipment or storage price is financed by a documentary credit;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l) Liens constituting contractual rights of setoff under agreements with customers, in each case, entered into in the ordinary course of business; and

(m) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) any Investment in marketable debt obligations issued or guaranteed by the government of the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them whose indebtedness is rated not less than A by S&P or A2 by Moody’s (or equivalent from an internationally recognized credit rating agency) maturing within one year from the date of acquisition thereof;

(c) Investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d) Investments in commercial paper not convertible or exchangeable to any other security (i) for which a recognized trading market exists, (ii) issued by an issuer incorporated in the United Kingdom, any member state of the European Economic Area or any Participating Member State, (iii) which matures within one year after the relevant date of calculation and (iv) which has a credit rating of either A-1 or higher by S&P or Fitch Ratings Ltd or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e) Investments in certificates of deposit, banker’s acceptances and time or demand deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Acceptable Bank;

(f) sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(g) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above;

(h) Investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in Investments of the type described in clauses (a) through (c) above;

(i) any Investment accessible within 60 days in money market funds which have a credit rating of either A-1 or higher by S&P or Fitch Rating Ltd or P-1 or higher by Moody’s and which invest substantially all their assets in securities of the types described in clauses (a) through (c) above;

(j) Investments that comply with the Investment Policy set forth on Schedule 1.04; and

(k) in the case of any Foreign Subsidiary, other high quality Investments similar in tenure and credit quality to those described in clauses (a) through (j) above that are customarily used by companies in the jurisdictions in which such Foreign Subsidiary operates for short term cash management purposes.

“Person” means any natural person or entity, including any corporation, limited liability company, trust, joint venture, association, company, partnership or Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 5.01.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including by way of merger or consolidation) of any property or asset of the Borrower or any Subsidiary pursuant to clause (j) of Section 6.05, resulting in aggregate Net Proceeds exceeding $10,000,000; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary with respect to any series of related events resulting in aggregate Net Proceeds exceeding $10,000,000.

“Pro Forma Basis” means, with respect to the calculation of the Leverage Ratio or the Interest Coverage Ratio, that such calculation shall give pro forma effect to all Restricted Payments, creation or incurrence of Liens or Acquisitions, all issuances, incurrences or assumptions and all repayments of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any material assets outside the ordinary course of business that have occurred since the beginning of the four consecutive fiscal quarter period of the Borrower most-recently ended on or prior to such date for which financial statements have been or were required to be delivered pursuant to paragraph (a) or (b) of Section 5.01 as if they occurred on the first day of such four consecutive fiscal quarter period (including cost savings resulting from headcount reductions, facility closings or similar restructurings to the extent such cost savings (a) would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Staff of the SEC, and as certified by a Financial Officer or (b) have been realized or for which the steps necessary for realization have been taken, and as certified by a Financial Officer.

“Proposed Change” has the meaning assigned to such term in Section 9.02(b).

“Public Lender” has the meaning set forth in Section 5.01.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Quotation Day” in respect of the determination of the Eurocurrency Rate for any Interest Period (a) for any Borrowing, conversion or continuation in Dollars or any Alternative Currency (other than Sterling), means the day on which quotations would normally be given by prime banks in the London interbank market for deposits in the currency in which such Borrowing, conversion or continuation is denominated for delivery on the first day of such Interest Period; provided that if quotations would normally be given on more than one date, the Quotation Day for such Interest Period shall be the last of such dates, and (b) for any Borrowing, conversion or continuation denominated in Sterling, means the first day of such Interest Period.

“Quoted Rate” means, with respect to any Borrowing, conversion or continuation, the rate at which deposits in the relevant currency for delivery on the first day of the relevant Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, converted or continued are offered by the applicable Reference Bank in the London interbank market at 11:00 a.m., London time (in the case of Loans denominated in Dollars or an Alternative Currency other than Euro) or the European interbank market at 11:00 a.m., Brussels time (in the case of Loans denominated in Euro), as applicable, in each case, on the Quotation Day for the currency in which such Loan is denominated prior to the commencement of such Interest Period.

“Reference Banks” means Bank of America, Nordea Bank AB (publ.) and Skandinaviska Enskilda Banken AB (publ.).

“Refinancing” has the meaning assigned to such term in Section 4.01(a)(vii).

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulated Subsidiary” means (i) any Broker Dealer Subsidiary, (ii) any Subsidiary regulated as an insurance company or clearinghouse, and (iii) any Subsidiary whose dividends may be restricted, other activities undertaken by such Subsidiary may be limited or other regulatory actions with respect to such Subsidiary may be taken, in each case by applicable Governmental Authorities in the event that such Subsidiary does not maintain capital at the level required by applicable Governmental Authorities.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, outstanding Term Loans and unused Commitments (other than Swingline Commitments), collectively, representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments (other than Swingline Commitments) at such time; provided that the unused Revolving Commitments and Revolving Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Revolving Lenders having outstanding Revolving Commitments (or, if the Revolving Commitments have terminated, the

Revolving Exposures), collectively, representing more than 50% of the aggregate outstanding Revolving Commitments (or, if the Revolving Commitments have terminated, the Revolving Exposures) at such time; provided that the unused Revolving Commitments and Revolving Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirement of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions of the Borrower and, as to any document delivered on the Effective Date, any secretary or assistant secretary of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, in each case, other than through the issuance of Qualified Equity Interests. For the avoidance of doubt, payments with respect to Indebtedness convertible into Equity Interests shall not be deemed to be Restricted Payments (but shall be subject to Section 6.06(b)).

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Loan denominated in an Alternative Currency pursuant to Section 2.03 and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Revolving Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the Issuing Bank shall reasonably determine or the Required Revolving Lenders shall reasonably require.

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 or pursuant to any Incremental Facility Amendment. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 to this Agreement, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Commitments is $250,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the Outstanding Amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (c) of Section 2.01.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Senior Notes” means the senior unsecured notes of the Borrower issued and sold on the Closing Date pursuant to the Senior Notes Documents.

“Senior Notes Documents” means the Senior Notes Indenture and all side letters, instruments, agreements and other documents evidencing or governing the Senior Notes, providing for any right in respect thereof, affecting the terms thereof or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“Senior Notes Indenture” means the Indenture dated as of January 15, 2010, between the Borrower and the trustee party thereto, in respect of the Senior Notes.

“SFSA” means the Swedish Financial Supervisory Authority (Sw: Finansinspektionen).

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future, spot currency purchase, hedging or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swedish Kronor” means the lawful currency of the Kingdom of Sweden.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the Swingline Exposure at such time.

“Swingline Lender” means Bank of America, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Loan Notice” means a request by the Borrower for a Borrowing of Swingline Loans in accordance with Section 2.03 which, if in writing, shall be in the form of Exhibit B-2.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings now or hereafter imposed, levied, collected or withheld by any Governmental Authority, and any interest, penalties or additions to tax related thereto.

“Term Loans” mean the Tranche A Term Loans and the Tranche X Term Loans.

“Total Indebtedness” means, without duplication, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries included as a liability on the balance sheet of the Borrower and its Subsidiaries, determined on a consolidated basis plus any guarantee of indebtedness of any third party, provided that the term “Indebtedness” shall not include (i) contingent obligations of the Borrower or any Subsidiary as an account party or applicant in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness and (ii) any unfunded commitment or (iii) any Indebtedness or Guarantees permitted by Section 6.01(xii) and outstanding in reliance of such Section 6.01(xii).

“Tranche A Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Term Loan hereunder pursuant to Section 2.01(a), expressed as an amount representing the maximum principal amount of the Tranche A Term Loans to be made by such Lender pursuant to Section 2.01(a), as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche A Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Tranche A Commitments is $350,000,000.

“Tranche A Lender” means a Lender with a Tranche A Commitment or an outstanding Tranche A Term Loan.

“Tranche A Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Tranche X Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche X Term Loan hereunder pursuant to Section 2.01(b), expressed as an amount representing the maximum principal amount of the Tranche X Term Loans to be made by such Lender pursuant to Section 2.01(b), as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche X Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Tranche X Commitments is $350,000,000.

“Tranche X Lender” means a Lender with a Tranche X Commitment or an outstanding Tranche X Term Loan.

“Tranche X Term Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Transaction Costs” means all fees, costs and expense incurred or payable by the Borrower or any Subsidiary in connection with the Transactions.

“Transactions” means (a) the execution, delivery and performance by the Borrower of the Loan Documents to which it is to be a party, the borrowing of Tranche A Term Loans and Tranche X Term Loans and the use of the proceeds thereof, (b) the Refinancing, (c) the issuance of the Senior Notes and (d) the payment of the Transaction Costs.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate or the Base Rate.

“UK ESOP Program” means any program in which any member of the OMX Group acts as an intermediary in the UK for customers’ exercise of employee stock option programs and/or equivalent incentive schemes that the customers have for its employees.

“U.S. Lead Arrangers” means Banc of America Securities LLC and J.P. Morgan Securities Inc., each in its capacity as a U.S. lead arranger.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include.” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless otherwise indicated or the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP (including any election by the Borrower to operate under IFRS) or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change or election shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05 Pro Forma Calculations. For purposes of any determination of the Interest Coverage Ratio or Leverage Ratio pursuant to Section 2.09, Section 2.18 or any covenant set forth in Article VI (a) for any period during which any Acquisition or any sale, transfer or other disposition of any material assets outside the ordinary course of business occurs (or has occurred since the last day of such period), the calculation of the Interest Coverage Ratio or Leverage Ratio with respect to such period for such purpose shall be made on a Pro Forma Basis and (b) prior to the delivery date for financial statements under Section 5.01(b) for the fiscal period ended March 31, 2010, the calculation of the Interest Coverage Ratio or Leverage Ratio shall be as of the end of the period for which the most recent financial statements of the Borrower have been furnished pursuant to either Section 3.04 or Section 5.01(a) or (b), and the levels for such Interest Coverage Ratio and Leverage Ratio shall be the levels set forth in Section 6.08 and 6.09 for the fiscal period ended March 31, 2010.

SECTION 1.06 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Revolving Exposure and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable; provided that for purposes of determining compliance with any Dollar-denominated restriction on (x) the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a currency other than Dollars shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness is incurred, in the case of term debt, or first committed, in the case of revolving credit date; provided that, if indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a currency other than Dollars, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased; and (y) the making of any Investment, the Dollar-equivalent amount of any Investment denominated in a currency other than Dollars shall be calculated based on the relevant currency exchange rate in effect on the date such Investment was made.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

SECTION 1.07 Additional Alternative Currencies.

(a) The Borrower may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 15 Business Days prior to the date of the desired credit extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Bank thereof. Each Revolving Lender (in the case of any such request pertaining to Eurocurrency Loans) or the Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., seven Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Lender or the Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Issuing Bank, as the case may be, to permit Eurocurrency Rate Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders consent to making Eurocurrency Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Revolving Loans; and if the Administrative Agent and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.07, the Administrative Agent shall promptly so notify the Borrower.

SECTION 1.08 Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent (after consultation with the Borrower) may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may (after consultation with the Borrower) from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

(a) Tranche A Term Loans. Subject to the terms and conditions set forth herein, each Tranche A Lender severally agrees to make to the Borrower a single loan denominated in Dollars equal to such Tranche A Lender’s Tranche A Commitment on the Closing Date. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Tranche A Term Loans may be ABR Loans or Eurocurrency Loans, as further provided herein.

(b) Tranche X Term Loans. Subject to the terms and conditions set forth herein, each Tranche X Lender severally agrees to make to the Borrower a single loan denominated in Dollars equal to such Tranche X Lender’s Tranche X Commitment on the Closing Date. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Tranche X Term Loans may be ABR Loans or Eurocurrency Loans, as further provided herein.

(c) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans denominated in Dollars or an Alternative Currency to the Borrower as elected by the Borrower pursuant to Section 2.02 from time to time, on any Business Day during the Revolving Availability Period, in an aggregate Outstanding Amount that will not result in such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment and the Outstanding Amount of Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(c), prepay under Section 2.09, and reborrow under this Section 2.01(c). Revolving Loans denominated in Dollars may be ABR Loans or Eurocurrency Loans, as further provided herein, and Revolving Loans denominated in Alternative Currencies must be Eurocurrency Loans, as further provided herein.

SECTION 2.02 Funding of Loans. Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.03 Requests for Borrowings.

(a) Each Borrowing (other than Borrowings of Swingline Loans with respect to which this Section 2.03 shall not apply), each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon, New York City time, (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Loans denominated in Dollars or any conversion of ABR Loans to Eurocurrency Loans, (ii) four (4) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Loans denominated in an Alternative Currency, and (iii) on the requested date of any Borrowing of ABR Loans. Each telephonic notice by the Borrower pursuant to this Section 2.03(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Loans shall be in an amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to ABR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing Request (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing of Tranche A Term Loans, Tranche X Term Loans or Revolving Loans, a conversion of Term Loans or Revolving Loans from one Type to the other, or a continuation of Eurocurrency Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the currency in which the Loans to be borrowed are to be denominated, (v) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Borrowing Request or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Loans shall be made as, or converted to, ABR Loans (unless the Loan being made or continued is denominated in an Alternative Currency, in which case it shall be made or continued as a Eurocurrency Loan with an Interest Period of one month). Any such automatic conversion to ABR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Loans in any such Borrowing Request, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Eurocurrency Loans denominated in an Alternative Currency), it will be deemed to have specified an Interest Period of one (1) month. If no currency is specified in a Borrowing Request, the requested Borrowing shall be in Dollars.

(b) Following receipt of a Borrowing Request, the Administrative Agent shall promptly notify each applicable Lender of the amount (and currency) of its pro rata share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to ABR Loans or continuation of Loans denominated in an Alternative Currency described in Section 2.03(a). In the case of each Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for Dollars or the applicable Alternative Currency, as the case may be, not later than 1:00 p.m., New York City time, on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the applicable conditions set forth in Article IV, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date a Borrowing Request with respect to a Borrowing of Revolving Loans is given by the Borrower, there are LC Borrowings or Swingline Loans outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such LC Borrowings, second, to the prepayment in full of any such Swingline Loans and third, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan. During the existence of an Event of Default, the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that ABR Loans are outstanding, the Administrative Agent shall notify the Borrower and the applicable Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent.

(f) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.03(f) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing and the Administrative Agent shall promptly remit to Borrower any amounts previously paid by Borrower in respect of such Borrowing under this Section 2.03. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower in Dollars from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate Outstanding Amount of Swingline Loans exceeding $10,000,000 or (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. All Swingline Loans shall be ABR Loans. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent and the Swingline Lender. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 (and any amount in excess of $500,000 shall be an integral multiple of $100,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent, the Borrower or any Lender prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower.

(c) (i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make an ABR Revolving Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02 without regard to the minimum and multiples specified therein for the principal amount of ABR Revolving Loans, but subject to the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02. The Swingline Lender shall furnish the Borrower with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in Same Day Funds for the account of the Swingline Lender at the Administrative Agent’s Office for Dollar-denominated payments not later that 1:00 p.m. on the day specified in such Borrowing Request, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender and such funds shall be applied to repay the applicable Swingline Loan.

(ii) If for any reason any Swingline Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for ABR Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s ABR Revolving Loan included in the relevant Borrowing of Revolving Loans or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error. If any Revolving Lender becomes a Defaulting Lender, the Borrower shall within one Business Day following request by the Swingline Lender repay all then outstanding Swingline Loans.

(iv) Each Revolving Lender’s obligation to make ABR Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make ABR Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d) (i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Applicable Percentage therein in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 9.03 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Lender funds its ABR Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f) The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

(g) To the extent not previously refinanced under Section 2.04(c), Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date that is ten Business Days after such Loan is made and (ii) the Maturity Date.

SECTION 2.05 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the Issuing Bank agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (x) from time to time on any Business Day during the period from the Closing Date until the fifth Business Day prior to the Maturity Date, to issue Letters of Credit for the account of the Borrower (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with this Section 2.05, and (y) to honor drawings under the Letters of Credit and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.05; provided that the Issuing Bank shall not be obligated to make LC Credit Extensions with respect to Letters of Credit, and Revolving Lenders shall not be obligated to participate in Letters of Credit if, after giving effect to such LC Credit Extension, (x) the Revolving Exposures would exceed the Revolving Commitments, or (y) the Outstanding Amount of the LC Exposure would exceed $10,000,000. Each request by the Borrower for an LC Credit Extension shall be deemed to be a representation by the Borrower that the LC Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The Issuing Bank shall not issue any Letter of Credit if:

(1) subject to Section 2.05(a)(viii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless otherwise agreed by the Issuing Bank and the Administrative Agent; or

(2) the expiry date of such requested Letter of Credit would occur after the applicable fifth Business Day prior to the Maturity Date, unless each Revolving Lender shall have approved such expiry date.

(iii) The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or direct that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement (for which the Issuing Bank is not otherwise compensated hereunder);

(B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency; or

(D) any Revolving Lender is then a Defaulting Lender unless the Borrower has Cash Collateralized such Defaulting Lender’s Applicable Percentage of such Letter of Credit.

(iv) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) The Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included the Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank.

(vi) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the Issuing Bank and the Administrative Agent not later than 12:00 noon at least two (2) Business

Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the Issuing Bank may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Issuing Bank: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (g) the currency in which the request Letter of Credit will be denominated; and (h) such other information as shall be necessary to prepare such Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other information as shall be necessary to amend such Letter of Credit.

(vii) Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received written notice from the Required Lenders, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to such Revolving Lender’s Applicable Percentage times the amount of such Letter of Credit.

(viii) If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the fifth Business Day prior to the Maturity Date; provided that the Issuing Bank shall not permit any such renewal if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent or the Required lenders, as applicable, or the Borrower that one or more of the applicable conditions specified in Article IV is not then satisfied.

(ix) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(x) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify promptly the Borrower and the Administrative Agent thereof. In the case of an LC Disbursement with respect to any Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Issuing Bank in such Alternative Currency, unless (A) the Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse the Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of an LC Disbursement under a Letter of Credit denominated in an Alternative Currency, the Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the LC Disbursement promptly following the determination thereof. Not later than 11:00 a.m. on the first Business Day following the date on which the Borrower receives notice of any LC Disbursement (each such date, an “Honor Date”), the Borrower shall reimburse the Issuing Bank in an amount equal to the amount of such LC Disbursement and in the applicable currency. If the Borrower fails to so reimburse the Issuing Bank by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed LC Disbursement (expressed in Dollars based on the Dollar Equivalent amount thereof in the case of an Alternative Currency), and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested an ABR Revolving Loan to be disbursed on the Honor Date in an amount equal to the Outstanding Amount of such LC Disbursement, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Revolving Commitments, and subject to the applicable conditions set forth in Article IV (other than the delivery of a Borrowing Request). Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 2.05(a)(x) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(xi) Each Revolving Lender (including any such Lender acting as the Issuing Bank) shall upon receipt of any notice made pursuant to Section 2.05(a)(x) make funds available to the Administrative Agent for the account of the Issuing Bank at the Administrative Agent’s Office for payments in an amount equal to its Applicable Percentage of any LC Disbursement that has not been reimbursed by the Borrower at or prior to 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section

2.05(a)(xii), each Revolving Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank and such funds shall be applied to repay the applicable LC Disbursement.

(xii) With respect to any LC Disbursement that is not fully reimbursed by the Borrower and has not been refinanced by an ABR Revolving Loan because the applicable conditions set forth in Article IV cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Bank an LC Borrowing in the Outstanding Amount of the LC Disbursement that is not so reimbursed or refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate specified in Section 2.11(c). In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.05(a)(xi) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute an LC Advance from such Lender in satisfaction of its participation obligation under this Section 2.05.

(xiii) Until each Revolving Lender funds its Revolving Loan or LC Advance pursuant to this Section 2.05(a) to reimburse the Issuing Bank for any LC Disbursement, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the Issuing Bank.

(xiv) Each Revolving Lender’s obligation to make Revolving Loans or LC Advances to reimburse the Issuing Bank for LC Disbursements that are not reimbursed by the Borrower as set forth herein, as contemplated by this Section 2.05(a), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(a) is subject to the applicable conditions set forth in Article IV (other than delivery by the Borrower of a Borrowing Request). No such making of an LC Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(xv) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(a) by the time specified in Section 2.05(a)(xi), the Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. A certificate of the Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.05(a)(xv) shall be conclusive absent manifest error.

(xvi) If any Revolving Lender becomes a Defaulting Lender following the issuance of any Letter of Credit, the Borrower will promptly deposit Cash Collateral with the Issuing Bank in an amount equal to such Defaulting Lender’s Applicable Percentage of each outstanding Letter of Credit which Cash Collateral shall be held by the Issuing Bank to secure such Defaulting Lender’s obligations to participate in such Letter of Credit (and, if any Cash Collateral remains following the return or expiration of such Letter of Credit, shall be returned to the Borrower promptly following such return or expiration).

(b) Repayment of Participations.

(i) If, at any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s LC Advance in respect of such payment in accordance with Section 2.05(a), the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related LC Disbursement or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s LC Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.05(a)(x) is required to be returned under any of the circumstances described in Section 9.03 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The Obligations of the Revolving Lenders under this clause (b)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(c) The obligation of the Borrower to reimburse the Issuing Bank for each LC Disbursement and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(A) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(B) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(C) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(D) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy or insolvency proceeding;

(E) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(F) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower;

provided that the foregoing shall not excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by any Requirement of Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, or acts or omissions by the Issuing Bank constituting gross negligence or willful misconduct on the part of the Issuing Bank.

(d) Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e) If (i) any Event of Default occurs and is continuing and the Required Lenders require the Borrower to Cash Collateralize the LC Exposure or (ii) an Event of Default pursuant to clause (h) or (i) of Article VII occurs and is continuing, then the Borrower shall Cash Collateralize the LC Exposure (in an amount equal to the Outstanding Amount thereof determined as of the date of such Event of Default), and shall do so not later than 2:00 p.m. New York City time on (x) in the case of the immediately preceding clause (i), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 Noon New York City time or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under clause (h) or (i) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the Revolving Lenders, as collateral for the LC Exposure, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Revolving Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Permitted Investments selected by the Administrative Agent in its sole discretion. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Requirements of Law, to reimburse the Issuing Bank. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such LC Exposure and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower within three days of date that such excess accrues together with all interest, if any, that has accrued on such amount. If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral shall be refunded to the Borrower within three days of the occurrence of such cure or waiver together with all interest, if any, that has accrued on such amount.

(f) Applicability of ISP. Unless otherwise expressly agreed by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(g) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(h) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.06 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Tranche A Commitments shall terminate at 5:00 p.m., New York City time, on the Closing Date, (ii) the Tranche X Commitments shall terminate at 5:00 p.m., New York City time, on the Closing Date and (iii) the Revolving Commitments and the Swingline Commitment shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 or if less, the entire remaining amount and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the aggregate Revolving Exposures (excluding, in the case of any termination of the Revolving Commitments, the portion of the Revolving Exposures attributable to outstanding Letters of Credit if and to the extent that the Borrower has made arrangements satisfactory to the Administrative Agent and the Issuing Bank with respect to such Letters of Credit and the Issuing Bank has released the Revolving Lenders from their participation obligations with respect to such Letters of Credit) would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.07 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date in the currency in which such Revolving Loan is denominated, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.08 and (iii) to the Swingline Lender in Dollars the then unpaid principal amount of each Swingline Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency, Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Absent manifest error, the entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08 Amortization of Term Loans.

(a) The Borrower shall repay Tranche X Term Loans on each of the dates set forth below, in an amount, expressed as a percentage of the aggregate original principal amount of all Tranche X Term Loans made on or prior to such date and prior to the applicable payment date, set forth opposite each of the dates below:

Date	Amount
September 30, 2010	10%

December 31, 2010	10%

March 31, 2011	10%

June 30, 2011	10%

September 30, 2011	10%

December 31, 2011	10%

March 31, 2012	10%

June 30, 2012	10%

September 30, 2012	10%

December 31, 2012	10%

(b) (i) To the extent not previously paid, all Tranche X Term Loans shall be due and payable on the Maturity Date.

(ii) To the extent not previously paid, all Tranche A Term Loans shall be due and payable on the Maturity Date.

(c) Any prepayment of a Tranche X Term Loan shall be applied, in the case of prepayments made pursuant to (i) Section 2.09(a), at the direction of the Borrower and (ii) Section 2.09(c), ratably to the remaining amortization payments set forth in paragraph (a) above.

(d) Prior to any repayment of any Term Loans of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class of Loans to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such election not later than 12:00 p.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.09 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) In the event and on such occasion that the aggregate Revolving Exposures exceed 105% of the aggregate Revolving Commitments, the Borrower shall prepay Revolving Loans or Swingline Loans (or, if no such Borrowings are outstanding, Cash Collateralize Letters of Credit pursuant to Section 2.05(e)) in an aggregate amount equal to the amount by which the Revolving Exposures exceed the aggregate Revolving Commitments.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received, prepay Term Loans in accordance with subsection (d) below, in an aggregate amount equal to the lesser of the amount (i) of such Net Proceeds and (ii) of Term Loans required to be prepaid in order to reduce the Borrower’s Leverage Ratio to 2.50 to 1.00 on a Pro Forma Basis after giving effect to such Prepayment Event and the prepayment of Term Loans; provided that if the Borrower and the Subsidiaries apply the Net Proceeds from such event (or a portion thereof) within 270 days after receipt of such Net Proceeds and at a time when no Default has occurred and is continuing, to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiaries (provided that the Borrower has delivered to the Administrative Agent within three Business Days after such Net Proceeds are received a certificate of a Financial Officer stating its intention to do so and certifying that no Default has occurred and is continuing), then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied or contractually committed by the end of such 270-day period (and, if so contractually committed in writing but not applied prior to the end of such 270-day period, applied within 90 days of such commitment) or cease to be contractually committed after such 270-day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

(d) Prior to any optional prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section. Each prepayment of Loans pursuant to Section 2.09(c) shall be applied, first, to the principal repayment of the Tranche A Term Loans and, second, to the Tranche X Term Loans ratably to reduce scheduled prepayments required pursuant to Section 2.08(a).

(e) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or otherwise in writing) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency

Borrowing denominated in Dollars, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurocurrency Borrowing denominated in an Alternative Currency, not later than 12:00 p.m., New York City time, four Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to 12:00 noon New York City time, on the specified date) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.03(a), except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11, except in the case of partial prepayment of ABR Loans, which interest shall be payable on the next scheduled interest payment date.

SECTION 2.10 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee in Dollars, which shall accrue at the Applicable Rate on the actual daily amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Revolving Commitments terminate (and following the termination of the Revolving Commitments, such fee shall be payable on the Revolving Exposure of each Revolving Lender until such Revolving Exposure is reduced to zero); provided that no such fee shall accrue on the Revolving Commitment of any Defaulting Lender during any period that it is a Defaulting Lender. Accrued facility fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year (accruing through the last day of each month) and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage a utilization fee of (i) 0.25% per annum times the Revolving Exposure of such Lender on each day that the Revolving Exposure of such Lender exceeds 33% of the Revolving Commitments of such Lender then in effect (or, if terminated, in effect immediately prior to such termination) or (ii) 0.50% per annum times the Revolving Exposure of such Lender on each day that the Revolving Exposure of such

Lender exceeds 66% of the Revolving Commitments of such Lender then in effect (or, if terminated, in effect immediately prior to such termination); provided that no such fee shall accrue on the Revolving Commitment of any Defaulting Lender or any portion of its pro rata share of any LC Advance that is Cash Collateralized during any period that it is a Defaulting Lender; provided, further, that until Cash Collateralized or re-allocated pursuant to the terms of this Agreement, in lieu of payment of the pro rata share of such fee attributable to the LC Exposure of such Defaulting Lender, the Borrower shall pay such amount to the Issuing Bank. The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date. The utilization fee shall be calculated quarterly in arrears. The utilization fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

(c) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee in Dollars with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the actual daily Outstanding Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements or LC Borrowings) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure; provided that no such fee shall accrue on the LC Exposure of a Defaulting Lender during any period that it is a Defaulting Lender, and (ii) to the Issuing Bank a fronting fee in Dollars, which shall accrue at a rate equal to 0.25% per annum on the actual daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements or LC Borrowings) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued pursuant to this Section 2.10(c) through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Borrower agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Term Loan and making of such Lender’s Revolving Credit Commitment, a closing fee (the “Closing Fee”) in amounts set forth in the Fee Letter on the Closing Date. Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and, in the case of the Term Loans, such Closing Fee shall be netted against Term Loans made by such Lender.

(e) On each of May 31, 2010 and September 30, 2010, the Borrower agrees to pay to the Administrative Agent, for the account of each Tranche X Lender, a duration fee in an amount equal to 0.25% of such Lender’s outstanding principal amount of Tranche X Term Loans on each such date, and in the case of the fee paid on September 30, 2010, such outstanding principal amount shall be calculated prior to the scheduled prepayment to be paid on such date pursuant to Section 2.08(a).

(f) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(g) All fees payable hereunder shall be paid on the dates due, in immediately available funds in the currency specified herein (or, if no currency is specified, in Dollars), to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances, absent manifest error.

SECTION 2.11 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Base Rate for Borrowings of such Class plus the Applicable Rate. In addition, if at any time any Term Loans are maintained as ABR Term Loans, the Borrower agrees that within 10 Business Days after receiving any request from any Non-ABR Lender (but not more frequently than quarterly for any Lender), the Borrower will pay such Non-ABR Lender the ABR Gross-Up Amount with respect to the ABR Term Loans of such Non-ABR Lender.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the applicable Eurocurrency Rate for Borrowings of such Class for the Interest Period in effect for such Borrowing plus the Applicable Rate plus (in the case of a Eurocurrency Loan of any Lender which is lent from a lending office in the United Kingdom or a Participating Member State), Mandatory Costs.

(c) Notwithstanding the foregoing, (i) if any amount (other than principal of any Loan) payable by the Borrower hereunder (including any LC Disbursement or LC Borrowing) is not paid when due, whether at stated maturity, upon acceleration or otherwise, such amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section,

(ii) if any principal of any Loan payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, and

(iii) upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All computations of interest for ABR Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Revolving Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.12 Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for any currency for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate for any currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (1) any request pursuant to Section 2.03(a) that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the affected currency shall be ineffective and (2) if any Borrowing Request requests a Eurocurrency Borrowing, the interest rate applicable to such Borrowing shall be (I) for a Borrowing of Base Rate Loans in the amount specified therein, in the case of Loans denominated in Dollars, or (II) for a Borrowing of a Loan bearing interest at the Cost of Funds Rate plus the Applicable Margin with respect to Eurocurrency Rate Loans, in the case of any other Loan.

(b) Without limitation of the provisions of Section 2.12(a), if, with respect to any Borrowing, conversion or continuation for which the Eurocurrency Rate is to be determined by reference to the Quoted Rates supplied to the Administrative Agent by the Reference Banks in accordance with Section 2.19, (i) fewer than two Reference Banks supply the Administrative Agent with a Quoted Rate then the Administrative Agent shall give notice thereof to the Borrower and the Lenders in writing as promptly as practicable thereafter, and the interest rate applicable to such Borrowing, conversion or continuation shall be (i) for a Borrowing of (or conversion to) Base Rate Loans in the amount specified therein, in the case of Loans denominated in Dollars, or (ii) for a Borrowing of (or conversion to) a Loan bearing interest at the Cost of Funds Rate plus the Applicable Margin with respect to Eurocurrency Rate Loans, in the case of any other Loan.

(c) If any event described in the first sentence of Section 2.12(a) or in Section 2.12(b) occurs and results in the application of the Cost of Funds Rate, then at the request of the Administrative Agent or the Borrower, the Administrative Agent and the Borrower shall enter into good faith negotiations for a period of no more than 30 days for the purpose of agreeing to a substitute basis for determining the rate of interest to be applied to the applicable Borrowing (and, to the extent required, any future Borrowings). Any substitute basis agreed upon shall be, with the consent of all Lenders with respect to the applicable Facility, binding on all of the parties to this Agreement.

SECTION 2.13 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank (except (A) any such reserve requirement contemplated by Section 2.13(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below);

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

(iii) subject any Lender or the Issuing Bank to any Tax of any kind whatsoever with respect to this Agreement, or any Loan made by it or any Letter of Credit or participation therein, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes indemnified by Section 2.15, and the imposition of, or any change in the rate of, any Excluded Taxes); or

(iv) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or, in the case of clause (iii), any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor;

provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date or which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

SECTION 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(e) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17 or Section 9.02(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if any applicable withholding agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the Borrower shall be increased as necessary so that after making all such required deductions (including such deductions applicable to additional sums payable under this Section 2.15) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify and hold harmless the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable by the Administrative Agent, such Lender or the Issuing Bank (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The written demand shall be made in a certificate setting forth the amount of such Indemnified Taxes or Other Taxes and, in reasonable detail, the calculation and basis for such Indemnified Taxes or Other Taxes.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt, if available, issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Each Lender that is a United States person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two duly completed and signed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from federal backup withholding.

(ii) Each Lender that is a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(A) two duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(B) two duly completed copies of Internal Revenue Service Form W-8ECI,

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit D (any such certificate a “United States Tax Compliance Certificate”) and (B) two duly completed copies of Internal Revenue Service Form W-8BEN, or

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9 or any other required information from each beneficial owner, as applicable.

(iii) Without limitation of its obligations under paragraphs (i) or (ii), each Lender shall, at such time as reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any other documentation prescribed by applicable law, properly completed and executed, as will permit payments made to such Lender under the Loan Documents to be made without or at a reduced rate of withholding tax.

(iv) Each Lender shall deliver to the Borrower and the Administrative Agent two further copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent that it is unable to do so. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent.

(v) Notwithstanding any other provision of this paragraph (e), a Lender shall not be required to deliver any form that such Lender is not legally able to deliver.

(vi) The Administrative Agent in its capacity as such shall, to the extent it is legally entitled to do so, from time to time deliver to the Borrower a properly executed copy of Internal Revenue Service Form W-8IMY or W-9, as applicable.

(f) If the Administrative Agent, the Issuing Bank or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the

Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, the Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, the Issuing Bank or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Issuing Bank or such Lender in the event the Administrative Agent, the Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, the Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.16 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Borrowings or LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds. If, for any reason, the Borrower is prohibited by any Requirement of Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its pro rata (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s lending office.

(b) Subject to Section 2.16(e), if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Borrowings and LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Borrowings and LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Borrowings and LC Disbursements then due to such parties.

(c) Subject to Section 2.16(e), if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans, LC Advances or participations in Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans, LC Advances and participations in Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(c), 2.03(b) or (g), 2.16(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.17 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, LC Advances and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee or the Borrower, (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Additionally, at any time that a Lender is a Defaulting Lender, the Borrower may elect to terminate the Commitment of such

Lender so long as any resulting change in the Revolving Exposures as a result of such termination would not cause the Revolving Exposure of any Revolving Lender to exceed the Revolving Commitment of such Revolving Lender except in the case of any Revolving Loans of such Defaulting Lender that are then outstanding (in which case, the Borrower may only terminate the unused portion of such Defaulting Lender’s Revolving Commitment; provided that upon any prepayment of Revolving Loans by the Borrower following any such termination, the outstanding Revolving Loans of such Defaulting Lender shall be prepaid as if its Revolving Commitment was as in effect at the time such Defaulting Lender became a Defaulting Lender).

SECTION 2.18 Incremental Revolving Commitments.

(a) At any time and from time to time prior to the Maturity Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to increase the existing Revolving Commitments (“Incremental Revolving Commitments”); provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (A) no Default has occurred and is continuing or shall result therefrom, (B) the Borrower shall be in compliance on a Pro Forma Basis with the covenants contained in Sections 6.08 and 6.09 recomputed as of the last day of the most recent fiscal quarter for which financial statements have been or were required to be delivered pursuant to paragraph (a) or (b) of Section 5.01, and (C) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A) and (B) above, together with all calculations relevant thereto, including reasonably detailed calculations demonstrating compliance with clause (B) above. Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Revolving Commitments shall not exceed $250,000,000. Each exercise of the Borrower’s right to seek Incremental Revolving Commitments shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $25,000,000.

(b) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Revolving Commitments. Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Revolving Commitments (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) shall be reasonably satisfactory to the Borrower and the Administrative Agent and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender and the Administrative Agent. No Lender shall be obligated to provide any Incremental Revolving Commitment unless, in its sole discretion, it so agrees. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date). The Administrative Agent shall receive not less than 10 Business Days’ advance notice (or shorter, if agreed by the Administrative Agent) prior to any proposed Incremental Facility Closing Date.

SECTION 2.19 Determination of Eurocurrency Rate. If with respect to any determination of the Eurocurrency Rate the Administrative Agent determines (which determination shall be conclusive absent manifest error) that BBA LIBOR will not be available on a Quotation Day using Reuters or another commercially available source providing quotations of BBA LIBOR, the Administrative Agent shall promptly request that each Reference Bank supply it with its Quoted Rate, and the Eurocurrency Rate to be used to determine the interest rate applicable to the relevant Borrowing, conversion or continuation shall be the average of the Quoted Rates supplied to the Administrative Agent by the Reference Banks. If the Administrative Agent makes such request and one or more Reference Banks fails to supply its Quoted Rate to the Administrative Agent by 11:30 a.m., London time, on a Quotation Day, the applicable Eurocurrency Rate shall (subject to Section 2.12(b)) be determined on the basis of the Quoted Rates supplied by the remaining Reference Banks.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Borrower and its Subsidiaries (other than Subsidiaries that are not Material Subsidiaries) (a) is duly organized, validly existing and (where such concept exists) in good standing (or its equivalent, if any) under the laws of the jurisdiction of its organization, (b) has all requisite corporate power and authority to carry on its business as now conducted except where the failure to have the same could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (c) has all requisite corporate power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party, except where the failure to have the same could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect and (d) is qualified to do business in, and (where such concept exists) is in good standing (or its equivalent, if any) in, every jurisdiction where such qualification is required except where the failure to be so qualified or to be (where such concept exists) in good standing (or its equivalent, if any) could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability.

(a) The Transactions to be entered into and the execution and delivery of this Agreement by the Borrower are within the Borrower’s corporate powers and have been or will by the time required be duly authorized by all necessary corporate or other action.

(b) This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions and the execution and delivery of this Agreement by the Borrower (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been, or will be by the time required, obtained or made and are, or will be by the time required, in full force and effect, (b) will not violate the Organizational Documents of the Borrower, (c) will not violate any Requirement of Law applicable to the Borrower, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except Liens permitted by Section 6.02, except, in the case of clauses (c) and (d), for any such violations or defaults that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders or publicly filed (i) its consolidated balance sheet as of the end of the fiscal years ended December 31, 2007 and 2008 and consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008, in each case reported on by Ernst & Young LLP, independent public accountants for the Borrower, and (ii) its consolidated balance sheet as of September 30, 2009 and consolidated statements of income and cash flows for the portion of the fiscal year ended September 2009 (and comparable periods for the prior fiscal year), certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject in the case of clause (ii) to normal year-end audit adjustments and the absence of footnotes.

(b) The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of September 30, 2009, prepared giving effect to the Transactions as if the Transactions had occurred on such date, and its pro forma consolidated statement of income for the twelve-month period ended as of such date, prepared giving effect to the Transactions as if the Transactions had occurred on the first day of such twelve-month period. Such pro forma projected consolidated financial statements (i) have been prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time such projections were prepared and (ii) were based on the best information then available to the Borrower after due inquiry.

(c) Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, after giving effect to the Transactions, none of the Borrower or the Subsidiaries has, as of the Closing Date, any material direct or contingent liabilities or long-term commitments.

(d) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect since December 31, 2008.

SECTION 3.05 Properties.

(a) Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements. Each of the Borrower and the Subsidiaries is in compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures, agreements and other instruments binding upon it or its property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status. None of the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Except for failures that would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, each of the Borrower and the Subsidiaries has (i) timely filed or caused to be filed all Tax returns and reports required to have been filed; (ii) paid or caused to be paid all Taxes required to have been paid by it, other than any Taxes that are being contested in good faith by appropriate proceedings if such contest shall have the effect of suspending the collection (or the enforcement of any Liens) for such Taxes and adequate reserves for such Taxes have been provided on the books of the Borrower or its Subsidiaries in accordance with GAAP; and (iii) complied with all Tax withholding obligations.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied. The present value of all accumulated benefit obligations under all underfunded Plans (determined for each Plan based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that, if required to be paid by the Borrower and the Subsidiaries, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.11 Disclosure. To the best of Borrower’s knowledge, none of the reports, financial statements, certificates or other information, if any, furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished and taken together as a whole) contains any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared based upon good faith assumptions believed by it to be reasonable at the time delivered (it being understood that such forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that forecasts or projections will be realized, and that actual results may differ from projections and such difference may be material).

SECTION 3.12 Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary as of the Closing Date.

SECTION 3.13 Insurance. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is in such amounts (with no greater risk retention) and against such risks as is (i) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) adequate.

SECTION 3.14 Labor Matters. As of the Closing Date, there are no strikes or lockouts or any other material labor disputes against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, and (b) all payments due from the Borrower or any Subsidiary on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. There is no organizing activity involving the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened by any labor union or group of employees, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no representation proceedings pending or, to the knowledge of the Borrower or any Subsidiary, threatened with the National Mediation Board, and no labor organization or group of employees of the Borrower or any Subsidiary has made a pending demand for recognition, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no material complaints or charges against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Borrower or any Subsidiary of any individual, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.15 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, (a) the fair value of the assets of the Borrower and its Subsidiaries (on a consolidated basis), at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and its Subsidiaries (on a consolidated basis) will be greater than the amount that will be required to pay the liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become matured, (c) the Borrower and its Subsidiaries (on a consolidated basis) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become matured, and (d) the Borrower and its Subsidiaries (on a consolidated basis) will not have unreasonably small capital with which to conduct their business.

SECTION 3.16 Federal Reserve Regulations.

(a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) Taking into account all of the Transactions, no part of the proceeds of the Loans will be used for any purpose that violates the provisions of the Regulations of the Board, including Regulation T, U or X.

ARTICLE IV

CONDITIONS

SECTION 4.01 Conditions to the Closing Date. The obligations of the Lenders to make Loans and of the Issuing Bank to make LC Credit Extensions hereunder shall become effective on the first date when each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received the following, each of which shall be originals, telecopies or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated a date on or prior to the Closing Date and each in form and substance satisfactory to the Administrative Agent and the Arrangers:

(i) executed counterparts of this Agreement from the Borrower;

(ii) a promissory note executed by the Borrower in favor of each Lender requesting three Business Days in advance a promissory note evidencing the Loan provided by such Lender;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party or is to be a party;

(iv) a certificate of good standing for the Borrower from its jurisdiction of organization;

(v) a certificate signed by the Chief Financial Officer of the Borrower certifying (A) as to the solvency of the Borrower and its Subsidiaries (on a consolidated basis) after giving effect to the Transaction and the incurrence of all Indebtedness related thereto, (B) as to the Debt Rating then in effect and (C) that the conditions specified in Section 4.02(a) and (b) have been satisfied;

(vi) a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower, and the general counsel of the Borrower, addressed to the Administrative Agent and each Lender, in form set forth on Exhibit C and substance reasonably satisfactory to the Administrative Agent; and

(vii) evidence that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being released (the “Refinancing”).

(b) The Borrower shall have received not less than $1,000.0 million in gross cash proceeds from the sale of the Senior Notes.

(c) All accrued fees and expenses of the Administrative Agent and the Arrangers (including the fees and expenses of counsels for the Administrative Agent, the U.S. Lead Arrangers and the Nordic Lead Arrangers and local and special counsel for the Administrative Agent and the Arrangers) shall have been paid. The Borrower shall have paid all items then due and payable under the Fee Letter.

(d) The Administrative Agent shall have received a Borrowing Request in accordance with the requirements of Section 2.03 hereof.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to make any LC Credit Extension, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects (other than, in the case of any Borrowing made following the Closing Date, the representation and warranty made in Section 3.04(d)) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be (except to the extent that any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date).

(b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each LC Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Beginning on the Closing Date after giving effect to the Loans made on the Closing Date and continuing thereafter until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired, been terminated or been cash collateralized on terms reasonably acceptable to the Issuing Bank and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent on behalf of each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and audited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its unaudited consolidated balance sheet and unaudited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) stating that, except as set forth in such certificate, such Financial Officer has no knowledge of any Default having occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (including the amounts representing each clause set forth in the definition of “Consolidated EBITDA”) demonstrating compliance with the covenants contained in Sections 6.08 and 6.09 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) within 45 days after the commencement of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2008, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(e) promptly after the same become publicly available, copies of all periodic reports, proxy statements and other material filings (as reasonably determined by the Borrower) filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to the holders of its Equity Interests generally; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Arrangers may reasonably request.

Information required to be delivered pursuant to clauses (a), (b) and (e) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent and the Lenders that such information has been posted on the Borrower’s website on the Internet at http://ir.nasdaqomx.com/sec.cfm, at www.sec.gov/edgar/searchedgar/ webusers.htm or at another website identified in such notice and accessible by the Lenders without charge, provided that (i) such notice may be included in a certificate delivered pursuant to clause (c) and (ii) the Borrower shall deliver paper copies of the information required to be delivered pursuant to clauses (a), (b) and (e) to any Lender that requests such delivery.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of the Borrower or any Subsidiary, affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) within three Business Days after the Borrower becomes aware of the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in material liability of the Borrower and the Subsidiaries;

(d) within five Business Days after any change in the ratings of the credit facilities made available under this Agreement by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or such credit facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating such credit facilities; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. The Borrower will, and will cause each Material Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except, in the case of clause (b), to the extent that failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04 Payment of Obligations. The Borrower will, and will cause each Material Subsidiary to, pay its obligations (other than Indebtedness and any obligations in respect of any Swap Agreements), including Tax liabilities that, if unpaid, could result in a Lien on any of its assets or properties, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such contests shall have the effect of suspending any collection or the enforcement of such obligations, (c) the Borrower or such Material Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (d) any failures to make such payments pending such contests could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties. The Borrower will, and will cause each Material Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Insurance. The Borrower will, and will cause each Material Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (with no greater risk retention) and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all other insurance as may be required by law or any other Loan Document. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.07 Books and Records; Inspection and Audit Rights . The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Subject to Section 9.12, the Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender (which shall be coordinated through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent and the Lenders shall not exercise such rights more often than two times during any calendar year.

SECTION 5.08 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all Requirements of Law with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09 Use of Proceeds and Letters of Credit. The proceeds of the Term Loans (together with Revolving Loans, if any, drawn on the Closing Date) will be used, directly or indirectly, to consummate the Refinancing and to pay Transaction Costs. The proceeds of the Revolving Loans and Swingline Loans drawn after the Closing Date will be used only for general corporate purposes (including Acquisitions and the payment of Transaction Costs). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be used only for general corporate purposes.

ARTICLE VI

NEGATIVE COVENANTS

Beginning on the Closing Date after giving effect to the Loans made on the Closing Date and continuing thereafter until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full and all Letters of Credit have expired, been terminated or been cash collateralized on terms reasonably acceptable to the Issuing Bank, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness of Subsidiaries.

The Borrower will not permit any Subsidiary to create, incur, assume or permit to exist any Funded Indebtedness other than:

(i) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;

(ii) Guarantees by any Subsidiary of Indebtedness of any other Subsidiary, provided that the Indebtedness so Guaranteed is otherwise permitted by this Section 6.01;

(iii) other Indebtedness of the Subsidiaries in an aggregate principal amount not exceeding $250,000,000 at any time outstanding;

(iv) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(v) Indebtedness of any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness for borrowed money), in each case provided in the ordinary course of business;

(vi) Indebtedness of a Subsidiary in respect of non-speculative Swap Agreements relating to the business or operations of such Subsidiary;

(vii) Indebtedness arising from the honoring by a bank or financial institution of a check or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is repaid within five Business Days;

(viii) Indebtedness in respect of letters of credit, guarantees, counter-indemnities and short term facilities incurred by any Subsidiary engaged in Exchange and Clearing Operations in connection with the ordinary clearing, depository and settlement procedures (including, without limitation, any letter of credit or guarantees provided to any central securities depositories or external custodians) relating thereto; provided that any advances thereunder are repaid within 10 days following the date of such advance or any drawing under any letter of credit or guarantee;

(ix) any Indebtedness arising under arrangements in connection with the participation in or through any clearing system or investment, commodities or stock exchange where the Indebtedness arises under the rules, normal procedures, agreements or legislation governing trading on or through such system or exchange; provided that any advances thereunder are repaid within 10 days following the date of such advance or any drawing under any letter of credit or guarantee;

(x) any Indebtedness arising as a result of short-term sale and repurchase transactions entered into by a Subsidiary on market terms and in respect of marketable securities held for investment purposes where the applicable Subsidiary enters into back to back, foreign exchange, swap or derivative transaction in the ordinary course of business, provided that the amount of such Indebtedness doesn’t exceed the principal amount of the securities sold;

(xi) Indebtedness incurred in connection with the administration of the UK ESOP Program in the ordinary course of business and not outstanding longer than seven days;

(xii) Indebtedness of Regulated Subsidiaries or any direct or indirect parent of any such Regulated Subsidiary incurred to satisfy such Regulated Subsidiary’s determination of any requirement imposed at any time or from time to time by any Governmental Authority in an aggregate principal amount not to exceed $100,000,000 at any time outstanding; provided that any such Indebtedness is not outstanding for longer than 45 days;

(xiii) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business.

(xiv) Indebtedness of the OMX Group incurred on behalf of its customers in its market technology business consisting of purchase money Indebtedness and Capital Lease Obligations not to exceed $50,000,000 outstanding at any time in respect of back-to-back lease arrangements;

(xv) Indebtedness arising from agreements of any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(xvi) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit; and

(xvii) Indebtedness of any Person that is merged or consolidated with and into any Subsidiary or of any Person that otherwise becomes a Subsidiary after the Closing Date, provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon), provided that (i) the Borrower would be in compliance on a Pro Forma Basis with the covenants set forth in Section 6.08 and Section 6.09 as of the most recent test date for which financial statements have been delivered pursuant to paragraph (a) or (b) of Section 5.01, (ii) the aggregate principal amount of Indebtedness permitted by this clause (xvii) shall not exceed $75,000,000 at any time outstanding and (iii) any such Indebtedness permitted by this clause (xvii) is not outstanding for longer than 180 days after such merger or consolidation.

SECTION 6.02 Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Closing Date and set forth in Schedule 6.02, provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and refinancings, extensions, renewals and replacements thereof so long as the principal amount of such refinancings, extensions, renewals and replacements does not exceed the principal amount of the obligations being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such obligations thereon and reasonable fees and expenses associated therewith);

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary other than proceeds of such property or asset and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and refinancings, extensions, renewals and replacements thereof so long as the principal amount of such refinancings, extensions, renewals and replacements does not exceed the principal amount of the obligations being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such obligations thereon and reasonable fees and expenses associated therewith);

(d) Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Subsidiary, provided that (A) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital asset and (B) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary other than proceeds of such property or assets;

(e) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(f) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;

(g) Liens not otherwise permitted by this Section to the extent that the aggregate outstanding principal amount of the obligations secured thereby does not exceed $100,000,000 at any time outstanding;

(h) Liens granted by a Subsidiary in favor of the Borrower or another Subsidiary in respect of Indebtedness or other obligations owed by such Subsidiary to the Borrower or such other Subsidiary;

(i) Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by Section 6.01(xiii);

(j) Liens granted by a Subsidiary to secure obligations that do not constitute Indebtedness and are incurred in connection with the exchange and clearing operations of such Subsidiary in the ordinary course of business;

(k) Liens solely on earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement in respect of any Acquisition or other Investment permitted under Section 6.04; and

(l) Liens securing obligations in respect of non-speculative Swap Agreements relating to the business or operations of the Borrower or its Subsidiaries.

SECTION 6.03 Fundamental Changes and Lines of Business.

(a) The Borrower will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Person in order to consummate an Investment or Asset Sale permitted by Section 6.04 or 6.05, (iii) any Subsidiary may merge into the Borrower or any other Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

(b) The Borrower will not, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Closing Date and businesses reasonably incidental or related thereto or constituting reasonable extensions thereof.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions.

The Borrower will not, nor will it permit any Subsidiary to, purchase or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, (each an “Investment”), except:

(i) Permitted Investments;

(ii) Investments existing on the date hereof and set forth on Schedule 6.04 or made pursuant to binding commitments existing on the date hereof and set forth on Schedule 6.04;

(iii) Investments by the Borrower and the Subsidiaries in the Borrower or any Subsidiary;

(iv) Guarantees of Indebtedness of the Borrower or any Subsidiary that are permitted by Section 6.01;

(v) loans or advances to employees, officers and directors of the Borrower or any Subsidiary made in the ordinary course of business of the Borrower or any Subsidiary not exceeding $5,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances), provided that no such loans or advances to any single employee, officer or director shall exceed $2,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);

(vi) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Borrower or any Subsidiary for accounting purposes and that are made in the ordinary course of business;

(vii) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(viii) Investments in the form of Swap Agreements for non-speculative purposes;

(ix) Investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(x) receivables or other trade payables owing to the Borrower or a Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Borrower or any Subsidiary deems reasonable under the circumstances;

(xi) Investments in the Depository Trust Clearing Corporation or any other entity that is regulated as a clearing corporation to the extent required by applicable law;

(xii) asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business; and

(xiii) Guarantees by the Borrower or any Subsidiary of leases (other than capitalized leases) or other obligations of the Borrower or any Subsidiary that do not constitute Indebtedness in the ordinary course of business;

(xiv) so long as no Default has occurred and is continuing, other Investments otherwise restricted by this Section 6.04(a) so long as on a Pro Forma Basis, the Borrower would be in compliance with the covenants set forth in Section 6.08 and Section 6.09 as of the most recent test date for which financial statements have been delivered pursuant to paragraph (a) or (b) of Section 5.01.

For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested without adjustment for subsequent increases in the value of such Investment.

SECTION 6.05 Asset Sales. The Borrower will not, nor will it permit any Subsidiary to, sell, transfer, license, lease or otherwise dispose of any asset, including any Equity Interest (other than Equity Interests of the Borrower) owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than directors’ qualifying shares and Equity Interests issued to the Borrower or another Subsidiary (each of the foregoing an “Asset Sale”), except:

(a) sales, transfers, leases and other dispositions of (i) inventory, (ii) used or surplus equipment and (iii) Permitted Investments, in each case in the ordinary course of business;

(b) Asset Sales made by any Broker Dealer Subsidiary in the ordinary course of business;

(c) sales, transfers, leases and other dispositions to the Borrower or a Subsidiary;

(d) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(e) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an Investment permitted by Section 6.04;

(f) leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Subsidiary;

(g) licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Subsidiary;

(h) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(i) issuances of Equity Interests of IDCG and sales, transfers and other dispositions of Equity Interests of IDCG; and

(j) so long as the Borrower would be in compliance on a Pro Forma Basis with the covenants set forth in Section 6.08 and Section 6.09 as of the most recent test date for which financial statements have been delivered pursuant to paragraph (a) or (b)

of Section 5.01, Asset Sales of assets that are not otherwise permitted by any other clause of this Section, provided that such (i) assets sold in any calendar year shall not, in the aggregate, account for more than 20.0% of Consolidated EBITDA or more than 20.0% of the Borrower’s consolidated total revenues for the prior calendar year and (ii) as of any time of determination, such assets sold during the term of this Agreement shall not, in the aggregate, account for more than 40.0% of Consolidated EBITDA or more than 40.0% of the Borrower’s consolidated total revenues, in each case on a cumulative basis from January 1, 2010 through the most recently completed fiscal quarter for which financial statements are available.

For the avoidance of doubt, the granting of Liens permitted by Section 6.02, the making of Investments permitted by Section 6.04, any mergers, consolidations, liquidations or dissolutions permitted by Section 6.03(a) and any Restricted Payment permitted by Section 6.06 will not be deemed to be Asset Sales for purposes of this Section 6.05.

SECTION 6.06 Restricted Payments.

(a) The Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Subsidiaries may declare and pay dividends ratably with respect to the applicable class of their Equity Interests; (ii) the Borrower may declare and pay dividends with respect to its Equity Interests or with respect to Equity Equivalents, in each case, payable solely in Equity Interests or Equity Equivalents (other than Disqualified Equity Interests); (iii) the Borrower and its Subsidiaries may make Restricted Payments not exceeding $10,000,000 during any fiscal year pursuant to and in accordance with stock option plans, employment agreements or other benefit plans approved by the Borrower’s board of directors for management, directors, former directors, employees and former employees of the Borrower and the Subsidiaries; (iv) the Borrower may make Restricted Payments, provided that (x) on a Pro Forma Basis (A) the Leverage Ratio as of the last day of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to paragraph (a) or (b) of Section 5.01 would be equal to or less than 3.0 to 1.0 and (B) the Borrower would be in compliance on a Pro Forma Basis with the covenant set forth in Section 6.08 as of the most recent test date as of the most recent test date for which financial statements have been delivered pursuant to paragraph (a) or (b) of Section 5.01 and (y) at the time of any such payment, no Default shall have occurred and be continuing or would result therefrom; (v) the Borrower may make additional Restricted Payments not otherwise permitted by this Section 6.06 in an aggregate amount not exceeding $100,000,000; (vi) the Borrower or its Subsidiaries may redeem, repurchase or otherwise acquire Qualified Equity Interests or options in exchange for (or out of the proceeds of a substantially concurrent offering of) Qualified Equity Interests of the Borrower or newly issued options to acquire Equity Interests of the Borrower; (vii) the Borrower or any Subsidiary may redeem, repurchase or otherwise acquire Equity Interests of any Subsidiary that is not a Wholly-Owned Subsidiary from any holder of Equity Interests in such Subsidiary so long as, after giving effect thereto, (x) no Default has occurred and is continuing and (y) the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.08 and Section 6.09 as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been or were required to be delivered pursuant to paragraph (a) or (b) of Section 5.01 and (viii) the Borrower or any Subsidiary may redeem, repurchase or otherwise acquire Qualified Equity Interests within 180 days of any Acquisition which was funded in whole or in part through the issuance of Qualified Equity Interests to the sellers of the business acquired in such Acquisition so long as the amount expended does not exceed the current market value (as determined in good faith by the Borrower) of the Qualified Equity Interests issued to such sellers in such Acquisition.

SECTION 6.07 Transactions with Affiliates. The Borrower will not, nor will it permit any Subsidiary to, sell, lease, license or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions in the ordinary course of business at prices and on terms and conditions not materially less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Borrower and the Subsidiaries, (iii) loans or advances to employees permitted under Section 6.04, (iv) payroll, travel and similar advances to cover matters permitted under Section 6.04(a)(vi), (v) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or the Subsidiaries in the ordinary course of business, (vi) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors, (vii) employment and severance arrangements entered into in the ordinary course of business between the Borrower or any Subsidiary and any employee thereof and approved by the Borrower’s board of directors, (viii) any Restricted Payment permitted by Section 6.06, (ix) transactions pursuant to the agreements set forth on Schedule 6.07, and (x) any transaction with an Affiliate (other than the Borrower or any Subsidiary) where the only consideration paid to such Affiliate is Qualified Capital Stock of the Borrower including conversions pursuant to any convertible debt instrument.

SECTION 6.08 Interest Expense Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending on the last day of any fiscal quarter of the Borrower to be less than 4.00 to 1.0.

SECTION 6.09 Leverage Ratio. The Borrower will not permit the Leverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Borrower to be greater than the ratio set forth below opposite such period in the table below:

Fiscal Period	Ratio
January 1, 2010 - December 31, 2011	3.50 to 1.00
January 1, 2012 and thereafter	3.25 to 1.00

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall, if qualified by materiality, prove to have been incorrect or, if not so qualified, prove to have been incorrect in any material respect, in each case when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from any Lender or the Administrative Agent to the Borrower;

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable grace period;

(g) any event or condition occurs that results in any Material Indebtedness of the Borrower or any Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness of the Borrower or any Subsidiary or any trustee or agent on its or their behalf to cause any Material Indebtedness of the Borrower or any Subsidiary to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Material Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)(i) the SEC shall have revoked or suspended the status of the Borrower, or any Subsidiary with total capital in excess of $10,000,000 in the aggregate of all such entities, as a national securities exchange under the Exchange Act (if such status has been granted) or as a broker or dealer under the Exchange Act, or (ii) the Securities Investor Protection Corporation shall have applied for a protective decree with respect to the Borrower or any Subsidiary with total capital in excess of $10,000,000 in the aggregate of all such entities;

(n) the SFSA has pursuant to the Securities Market Act (Sw. lagen 2007:528 (om värdepappersmarknaden)) (i) revoked any of the Borrower’s permits and authorizations to indirectly own shares in a Broker Dealer Subsidiary, and/or (ii) revoked any Broker Dealer Subsidiary’s authorizations and/or permits; or

(o) a Change in Control shall occur,

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require the Borrower to Cash Collateralize the LC Exposure; and in case of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable and the Borrower shall be required to Cash Collateralize the LC Exposure, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

REGARDING THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent, by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

The bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the such Agent in good faith to be necessary under the circumstances as provided in Section 2.05 or Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.05 or Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by The Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of The Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as The Administrative Agent.

The Administrative Agent may resign at any time upon notice to the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after such retiring Administrative Agent gives notice of its resignation, then such retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent that shall be a bank with an office in the United States or an Affiliate of any such bank, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) such retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After such Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Article shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this any Loan Document or any related agreement or any document furnished thereunder.

In case of the pendency of any proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (a) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Issuing Bank (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Issuing Bank and their respective agents and counsel and all other amounts due the Lenders and the Issuing Bank under Sections 2.05(e) and 2.12) allowed in such judicial proceeding, and (b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank or in any such proceeding.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 2.13 or Section 2.15 and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

Notwithstanding anything herein to the contrary, none of the institutions identified as an Arranger or Joint Bookrunning Manager on the cover page hereof shall have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at 9600 Blackwell Road, Rockville, Maryland 20850, Attention of General Counsel (Telecopy No. (301) 978-8472);

(b) if to the Administrative Agent, to the Administrative Agent’s Office;

(c) if to an Issuing Bank or Swingline Lender other than the Administrative Agent, to it at the address or telecopy number set forth separately in writing; and

(d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Notices and other communications to the Lenders and the Issuing Bank hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE

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PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.18 with respect to any Incremental Facility Amendment, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrower, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, LC Disbursement or LC Advance or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.08 or the applicable Incremental Facility Amendment, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or Types of Loans or change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, in each case without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (it being understood that, other than pursuant to any Incremental Facility Amendment (the consent requirements for which are set forth in Section 2.20), with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loans and Revolving Commitments on the date hereof), (vi) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class, (vii) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(e) without the written consent of such SPV or (viii) make any changes that impose any restriction on the ability of any Lender to assign any of its rights or obligations, without the written consent of each Lender affected thereby; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, (B) without limiting clause (C) below, any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time, and (C) after the initial Borrowings, no amendment, waiver or consent shall amend, modify supplement or waive the conditions precedent set forth in Section 4.02 or any representation or warranty set forth in Article III without the written consent of the Required Revolving Lenders (it being understood that no other amendment, waiver, consent or other modification of any term or provision of this Agreement, including any waiver of a covenant or a Default, shall be deemed to be an amendment, waiver, consent or other modification of Section 4.02 or any such representations or warranties for purposes of this clause C). Notwithstanding the foregoing, upon the election of the Borrower to switch from GAAP to IFRS this Agreement may be amended (or amended and restated) with only the written consent of the Administrative Agent and the Borrower (and not any other Lender or the Required Lenders) to eliminate any changes to the meaning of this Agreement as a result of such election.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (v) or (vi) of paragraph (a) of this Section, the consent of a majority in interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the U.S. Lead Arrangers and their respective Affiliates and the Nordic Lead Arrangers, including the reasonable fees, charges and disbursements of counsels for the Administrative Agent and the Nordic Lead Arrangers, in connection with the syndication of the credit facilities provided for herein (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (iii) all reasonable and documented out-of-pocket costs and expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify and hold harmless the Administrative Agent, the Issuing Bank and each Lender, each Arranger, each Joint Bookrunning Manager, each Documentation Agent and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee and any settlement costs, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability related in any material respect to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its officers’, directors’, employees’, or solely to the extent acting on behalf of any of the foregoing, agents’, advisors’ or other representatives’.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section but without affecting the Borrower’s obligations thereunder, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank, as the case may be, in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at the time such indemnity or reimbursement is sought; provided that for purposes of indemnifying the Issuing Bank hereunder a Lender’s “pro rata share” will be based on the proportionate amount of the aggregate Revolver Exposure. The obligations of the Lenders under this paragraph (c) are subject to the second sentence of Section 2.02 (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than five Business Days after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if a Default has occurred and is continuing, any other assignee, (B) the Administrative Agent, not to be unreasonably withheld, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund and (C) the Issuing Bank and Swingline Lender, provided that no consent of the Issuing Bank or Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or Term Commitment.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative

Agent) shall not be less than $2,500,000 or, in the case of a Term Loan and/or Term Commitment, $1,000,000, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in an amount of $3,500 (it being understood that the Administrative Agent may elect, in its sole discretion, to waive such processing and recordation fee for any assignment and only one such Fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds); provided that assignments made pursuant to Section 2.17(b) or Section 9.02(b) shall not require the signature of the assigning Lender to become effective, and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 2.15(e).

For purposes of paragraph (b) of this Section, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its activities and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements and interest thereon owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Promptly upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.15(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15, subject to the requirements and limitations therein

(provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent not to be unreasonably withheld or delayed.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. Each party hereto hereby agrees that an SPV shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein), but neither the grant to any SPV nor the exercise by any SPV of such option shall increase the costs or expenses or otherwise increase the obligations of the Borrower under such Sections unless the grant to the SPV was made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed),

(f) Notwithstanding anything to the contrary contained herein, if at any time any Issuing Bank or Swingline Lender assigns all of its Revolving Commitments and Revolving Loans pursuant to Section 9.04(b), such Issuing Bank may, (i) upon 30 days’ written notice to the Borrower and the Lenders, resign as Issuing Bank and/or (ii) upon 30 days’ written notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as Issuing Bank or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Person as Issuing Bank or Swingline Lender, as the case may be. If any Issuing Bank or Swingline Lender resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Exposures with respect thereto. If any Person resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation. Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retrieving Person to effectively assume the obligations of the resigning Person with respect to such Letters of Credit.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender and the Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank and their respective Affiliates may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or their respective properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below) and neither use nor disclose such Information, except that Information may be used by such Person in evaluating the credit worthiness of the Borrower or in providing financial services to Borrower or any of its Subsidiaries and may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Borrower will be promptly notified), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary thereof relating to the Borrower or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary thereof, provided that, in the case of information received from the Borrower or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Issuing Bank acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

SECTION 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any of the Arrangers has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any of the Arrangers has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor any of the Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any of the Arrangers has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and each Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 9.16 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE NASDAQ OMX GROUP, INC.,

By:	/s/ Adena T. Friedman
	Name:	Adena T. Friedman
	Title:	Executive Vice President and Chief Financial Officer

[Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent, a Lender, Swingline Lender and Issuing Bank

By:	/s/ William J. Coupe
	Name:	William J. Coupe
	Title:	Senior Vice President

[NASDAQ CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Alexeev J. Taboas
	Name:	Alexeev J. Taboas
	Title:	Vice President

[NASDAQ CREDIT AGREEMENT]

NORDEA BANK AB(publ.), as a Lender

By:	/s/ Rikard Österman
	Name:	Rikard Österman
	Title:	Director

By:	/s/ Henrik Möller
	Name:	Henrik Möller
	Title:	Associate Director

[NASDAQ CREDIT AGREEMENT]

SKANDINAVISKA ENSKILDA BANKEN AB (publ.), as a Lender

By:	/s/ Per-Erik Larsson
	Name:	Per-Erik Larsson
	Title:	Client Executive

By:	/s/ Elwira Eriksson
	Name:	Elwira Eriksson
	Title:	Account Manager

[NASDAQ CREDIT AGREEMENT]

Wachovia Bank, National Association, as Lender

By:	/s/ Tyrone J. Williams
	Name:	Tyrone Williams
	Title:	Senior Vice President

[NASDAQ CREDIT AGREEMENT]

SVENSKA HANDELSBANKEN AB (publ.) NEW YORK BRANCH

As a Lender

By:	/s/ Anders Abelson
	Name:	Anders Abelson
	Title:	Vice President

By:	/s/ Richard Johnson
	Name:	Richard Johnson
	Title:	Senior Vice President

[NASDAQ CREDIT AGREEMENT]

DANSKE BANK A/S, DANMARK, SVERIGE FILIAL, as a Lender

By:	/s/ Johan Hestréus
	Name:	Johan Hestréus
	Title:	Head of Large Corporate Clients

By:	/s/ Staffan Sundberg
	Name:	Staffan Sundberg
	Title:	Senior Relationship Manager

[NASDAQ CREDIT AGREEMENT]

DnB NOR Bank ASA, Swedish Branch, as a Lender

By:	/s/ Carl Hugo Parment
	Name:	Carl Hugo Parment
	Title:	Head of Legal

By:	/s/ Helena Tegernäs
	Name:	Helena Tegernäs
	Title:	Senior Credit Officer

[NASDAQ CREDIT AGREEMENT]

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the date set forth below (the “Effective Date”) and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement dated as of January 15, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The NASDAQ OMX Group, Inc., the lenders from time to time party thereto (the “Lenders”), Bank of America, N.A., as Administrative Agent, Swingline Lender and Issuing Bank. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facilities identified below (including any Letters of Credit or Swingline Loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

Assignor (the “Assignor”):

Assignee (the “Assignee”):

(a)	Assignee is an Affiliate of: [ ]

(b)	Assignee is an Approved Fund administered or managed by: [ ]

Borrower: THE NASDAQ OMX GROUP, INC.

Administrative Agent: BANK OF AMERICA, N.A.

Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Aggregate Amount of Commitment/Loans Assigned
Revolving Commitment and Revolving Loan	$250,000,000	$	[	][1]
Tranche A Term Loan	$500,000,000	$	[	][2]
Tranche X Term Loan	$500,000,000	$	[	]

Effective Date: [                    ], 20[    ].

[1]

Except in the case of an assignment to a Lender or an Affiliate of a Lender, or an assignment of the entire remaining amount of the Assignor’s Commitment or Loans, the amount of the Commitment or Loans of the Assignor subject to an assignment shall not be less than $2,500,000, unless the Borrower and the Administrative Agent otherwise consent (provided no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing).

[2]

Except in the case of an assignment to a Lender or an Affiliate of a Lender, or an assignment of the entire remaining amount of the Assignor’s Commitment or Loans, the amount of the Commitment or Loans of the Assignor subject to an assignment shall not be less than $1,000,000, unless the Borrower and the Administrative Agent otherwise consent (provided no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing).

The terms set forth in this Assignment and Assumption are hereby agreed to:

[ASSIGNOR]

by

Name:
Title:

[ASSIGNEE]

by

Name:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent,

by

Name:
Title:

[Consented to:]3

THE NASDAQ OMX GROUP, INC.

by:

Name:
Title:

[3]	To the extent required by the Credit Agreement

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION

I. Representations and Warranties.

A. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any Subsidiary or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any Subsidiary or Affiliates or any other Person of any of their respective obligations under any Loan Document.

B. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.15(e) of the Credit Agreement, duly completed and executed by the Assignee, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

II. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

III. General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

EXHIBIT B-1

FORM OF BORROWING NOTICE

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of January 15, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The NASDAQ OMX Group, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swingline Lender and Issuing Bank.

The undersigned hereby requests (select one):

☐ A Borrowing of [Revolving] [Tranche A Term] [Tranche X Term] Loans

☐ A conversion or continuation of [Revolving] [Tranche A Term] [Tranche X Term] Loans

1.	On (a Business Day).

2.	In the amount of $

3.	Comprised of

                                      [Type of Loan requested]

4.	For Eurocurrency Loans: with an Interest Period of months.

[The Revolving Borrowing requested herein complies with the first sentence of Section 2.01(c) of the Agreement.]1

[1]	Include this sentence in the case of a Revolving Credit Borrowing.

B-1-1

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the applicable credit extension.

THE NASDAQ OMX GROUP, INC.

By:

Name:

Title:

B-1-2

EXHIBIT B-2

FORM OF SWINGLINE LOAN NOTICE

Date: [            ], 20[    ]

To:     Bank of America, N.A., as Swing Line Lender,

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of January 15, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The NASDAQ OMX Group, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swingline Lender and Issuing Bank.

The undersigned hereby requests a Swingline Loan:

1.	On [add date] (a Business Day).

2.	In the amount of $[ ]

The Swingline Loan requested herein complies with the first sentence of Section 2.04(a) of the Agreement.

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the Swingline Loan.

THE NASDAQ OMX GROUP, INC.

By:

Name:

Title:

EXHIBIT C

FORM OF OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

[See Attached]

EXHIBIT D-1

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the credit agreement dated as of January 15, 2010 among The NASDAQ OMX Group, Inc., a Delaware corporation, as borrower (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and Issuing Bank (the “Credit Agreement”).

Pursuant to the provisions of Section 2.15(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , , 20[ ]

EXHIBIT D-2

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the credit agreement dated as of January 15, 2010 among The NASDAQ OMX Group, Inc., a Delaware corporation, as borrower (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and the Issuing Bank (the “Credit Agreement”).

Pursuant to the provisions of Section 2.15(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , , 20[ ]

EXHIBIT D-3

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the credit agreement dated as of January 15, 2010 among The NASDAQ OMX Group, Inc., a Delaware corporation, as borrower (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and Issuing Bank (the “Credit Agreement”).

Pursuant to the provisions of Section 2.15(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Foreign Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender in writing (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , , 20[ ]

EXHIBIT D-4

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the credit agreement dated as of January 15, 2010 among The NASDAQ OMX Group, Inc., a Delaware corporation, as borrower (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and Issuing Bank (the “Credit Agreement”).

Pursuant to the provisions of Section 2.15(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Foreign Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , , 20[ ]